Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-240157

Pricing Supplement
July 30, 2020

Federal Express Corporation (“FedEx Express”)

2020-1AA Pass Through Trust

Class AA Pass Through Certificates, Series 2020-1AA

Pricing Supplement dated July 30, 2020 to the preliminary prospectus supplement dated July 29, 2020 (the “Preliminary Prospectus Supplement”) relating to the Certificates referred to below of FedEx Express.

The information in this Pricing Supplement amends and supplements the Preliminary Prospectus Supplement and the free writing prospectus related to the up-sizing of the offering dated July 30, 2020 (the “Up-Size FWP”) to provide for the offering of the Certificates pursuant to, and on the terms and conditions described in, the Preliminary Prospectus Supplement and the Up-Size FWP. The information in this Pricing Supplement supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information therein.

Terms used but not defined herein shall have the meanings set forth in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2020-1AA (the “Certificates”)
Amount:	$970,000,000
Public Offering Price:	100%
CUSIP:	314353 AA1
ISIN:	US314353AA14
Regular Distribution Dates:	February 20 and August 20 of each year, commencing on February 20, 2021
Make-Whole Spread Over Treasuries:	T+20 bps
Liquidity Provider Rating:	The Liquidity Provider currently meets the Threshold Rating requirement.
Coupon/Stated Interest Rate:	1.875%
Spread to Benchmark Treasury:	+133 bps
Benchmark Treasury Rate:	0.545%
Initial “Maximum Commitment” under the Liquidity Facilities:	$27,634,896.00
Underwriters:
Citigroup Global Markets Inc.	$287,766,000.00
Deutsche Bank Securities Inc.	$287,767,000.00
Morgan Stanley & Co. LLC	$287,767,000.00
BNP Paribas Securities Corp.	$97,000,000.00
Academy Securities, Inc.	$9,700,000

FedEx Corporation (“FedEx”) has filed a registration statement (No. 333-240157) (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents FedEx has filed with the SEC for more complete information about FedEx and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Citigroup Global Markets Inc. toll-free at 1-800-285-3000, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Morgan Stanley & Co. LLC toll-free at 1-800-718-1649.